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                                                                    Exhibit 10.1




May 21, 2002


Mr. Donald L. "Pat" Shalmy
379 Placer Creek Lane
Henderson NV 89014

Dear Pat,

On behalf of the Board of Directors, I am pleased to offer you employment as Senior Vice President, Nevada Power. Your work location will be at Sierra Pacific - Nevada Power headquarters in Las Vegas, Nevada. You will report directly to me in this position. We expect that you will assume your duties as soon as possible.

Your starting base salary in this position will be $300,000. You will also be eligible for an annual cash incentive, Short Term Incentive Program (STIP), of 45% (target) of your base salary. Payment of the Short Term Incentive is at the discretion of the Board of Directors and is based on corporate, business unit and personal performance. Actual payout may vary from 0% to 150% of target. Your participation for 2002 will be prorated from your start date.

Long-term incentives for this position are in accordance with the plan approved by the shareholders and administered by the Board of Directors. At this time, long-term incentives consist of Non-Qualified Stock Options (NQSO's) and performance shares. For your position the long-term incentive is targeted at 75% of your base salary, 60% delivered through NQSO's and 40% delivered through Performance Shares. The NQSO's vest one-third per year and are fully vested after the third year. Performance shares have a three-year term and are earned based on measures established by the Board for each grant. You will also be eligible to participate on a pro-rata basis (31 of 36 months) in the 2002-2004 Performance Share grant made earlier this year. In addition you will also be able to participate in the 2001-2003 Performance Share grant for the remaining 19 of the original 36 months.

As a special inducement for you to join SPR, the Board has also authorized the following incentives. A one-time signing bonus of $25,000, gross amount before taxes. In addition, you will receive a special stock option grant of 25,000 NQSO's at a strike price to be set based on the closing stock price on the day you accept this offer by signing it and informing me that you have done so. These options will vest at the end of one year, or upon change of control if such an event were to occur before the end of one year. As a Senior Vice President, you will be expected to achieve and maintain one and a half times your annual compensation in SPR stock. You will have five years to achieve this level.

Should an event occur on or before December 31, 2002, which would constitute a change of control or potential change of control (as defined under the terms of company's senior executive change of control plan), and if your employment is terminated or you are notified that it will be




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terminated, you will be eligible to receive one year's base pay plus target annual incentive, upon termination, unless your employment is terminated for (1) reasons relating to moral turpitude, (2) conviction of any crime amounting to a felony, or (3) on you own volition and without actually being requested to resign by the Board. This payment shall be conditioned on the execution of appropriate releases in favor of the Company for any and all claims connected with or arising out of your employment or termination and will require continued maintenance of confidential and proprietary information, a non-compete for one year and agreement not to disparage the Company. Beginning January 1, 2003 you will be eligible for inclusion within the company's senior executive change of control plan.

You will be eligible to participate in the Company's Supplemental Executive Retirement Plan (SERP) and eligible for benefits under this Plan including a maximum benefit of 50% of your Final Average Earnings.

The Company will also provide you life insurance coverage of $400,000 contingent upon completion of a physical exam performed by a doctor selected by our insurance carrier. This will be in addition to a $1,000,000 policy in the event that you die while traveling on Company business and company provided group life insurance equivalent to 1.5 times your annual salary.

You will be eligible for all regular employee benefits including a 401K plan that matches employee contributions dollar for dollar up to 6% and SPR's Deferred Compensation Plan. You will receive a perquisite allowance of $15,000 to cover such expenses as a car, tax preparation and club memberships. You will receive paid time off (PTO) based on your total years of professional work experience (40). Your annual paid time off allowance will be 33.4 days, plus 11 paid holidays. In 2002, PTO will be pro rated based on your hire date.

In addition to the benefits described above, in the event you are terminated for reasons other than (1) reasons relating to moral turpitude, (2) conviction of any crime amounting to a felony, or (3) on you own volition and without actually being requested to resign by the Board, you will receive within thirty days of termination, one year of base salary. This payment shall be conditioned on the execution of appropriate releases in favor of the Company for any and all claims connected with or arising out of your employment or termination and will require continued maintenance of confidential and proprietary information, a non-compete for one year and agreement not to disparage the Company.

As is Sierra's policy, all hiring offers are contingent on a drug analysis test. We can arrange for you to have this test at a time and place convenient for you. Also you will need to provide us proof of U.S. Citizenship on your first day of work. This could include a copy of your Birth Certificate, Driver's License or Social Security Card.

The position being offered to you is one of trust and confidence. In accepting the position you are agreeing that, in addition to any other limitation and regardless of the circumstances or any future limitation of your employment, you will not communicate to any person, firm or other entity any knowledge relating to documents, transactions or any other confidential knowledge which you might acquire with respect to the business of Sierra Pacific Resources or any of its affiliated companies.

To indicate acceptance of this offer, please sign below and return one signed original of this letter to me as soon as possible. If you have questions about elements of this offer, you may call me or discuss them with Victor H. Pena, Senior Vice President and CAO.


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On behalf of the board and the senior officers of the company, I am delighted that you have accepted the opportunity to join Nevada Power and the Sierra Pacific team. We believe, with your leadership, expertise and dedication we will accomplish great results for our shareholders, customers, employees and communities. Welcome!


Sincerely,


Walter M. Higgins


                                             Accepted:

                                             _________________________________
                                             Donald L. "Pat" Shalmy


                                             Date ____________________________













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